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                                  EXHIBIT 99.1

Date:  April 12, 2000                                         Contact:
For Immediate Release                                         Scott K. Sorensen
                                                              (801) 584-5700

                    HUNTSMAN PACKAGING CORPORATION ANNOUNCES
         CASH TENDER OFFER FOR 9 1/8% SENIOR SUBORDINATED NOTES DUE 2007
                        AND RELATED CONSENT SOLICITATION

               SALT LAKE CITY, UT - Huntsman Packaging Corporation announces that it has commenced a cash tender offer to purchase any and all of the $125 million aggregate principal amount of its outstanding 9 1/8% Senior Subordinated Notes due 2007, as well as a related consent solicitation to solicit consents to amendments to the Indenture governing the Notes.

               The total consideration to be paid for each validly tendered Note and properly delivered consent will be based upon a fixed spread of 75 basis points over the yield to maturity on the 5 7/8% U.S. Treasury Note due September 30, 2002, and includes a consent payment of $20.00 per $1,000 principal amount of the Notes. The yield to maturity of the reference U.S. Treasury Note used in the fixed spread formula will be set at 2:00 p.m., New York City time, on Tuesday, April 25, 2000, unless the offer is extended under certain circumstances.

               The tender offer will expire at 12:01 a.m., New York City time, on Wednesday, May 10, 2000, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on Monday, April 24, 2000, unless extended, if at least one day prior to such time Huntsman Packaging Corporation has received duly executed consents from holders representing at least a majority in principal amount of the Notes and has issued a press release announcing such fact or the first date thereafter at least one day prior to which it has received such consents and has issued a press release announcing such fact. Holders who tender their Notes prior to the consent expiration date will be required to consent to the proposed amendments, and holders who consent will be required to tender their Notes. Holders who tender their Notes after the consent expiration date will not be entitled to receive the consent payment. The offer is subject to the satisfaction of certain conditions including the valid tender of at least a majority in aggregate principal amount of the outstanding Notes and the receipt of consents from the holders thereof.

               The purpose of the consent solicitation is to amend the Indenture governing the Notes to eliminate many of the restrictive covenants contained in such Indenture. The amendments would allow Huntsman Packaging Corporation, among other things, to consummate its previously announced sale to Chase Capital Partners and certain members of Huntsman Packaging's current management in a recapitalization transaction. The tender offer and consent solicitation are being conducted in connection with the recapitalization transaction. The tender offer and the effectiveness of the amendments to the Indenture governing the Notes are conditioned upon, among other things, the closing of the recapitalization transaction.



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               Chase Securities, Inc. is the exclusive Dealer Manager and
Solicitation Agent for the tender offer and the consent solicitation. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated April 12, 2000, and related Consent and Letter of Transmittal, which set forth the complete terms of the tender offer and consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, the tendering of Notes, the delivering of consents and the conditions to the tender offer and consent solicitation may be directed to Robert Berk at Chase Securities Inc. at 212-270-1100 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, at (212) 440-9800 (collect) or (800) 223-2064 (toll free).

               Huntsman Packaging Corporation was formed in 1992 to acquire Goodyear Tire and Rubber Company's Film Products Division. Since that time, the company has acquired and successfully integrated 13 additional film and flexible packaging businesses. Today, Huntsman Packaging Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The company operates 24 manufacturing and research and development facilities around the world, and employs approximately 3,800 people.